Exhibit 99.1

Contact:
Kathleen O'Donnell
617-658-5270

MATRITECH REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Sales of NMP22®BladderChek®Test for Bladder Cancer Up 106% over Second Quarter 2004

NEWTON, Mass. — August 2, 2005--Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the second quarter ended June 30, 2005.

Revenues for the second quarter of 2005 were $2,644,000, compared with $1,682,000 for the second quarter of 2004, an increase of 57%. Revenue recognized from sales of the NMP22® BladderChek® Test increased 106% during the quarter to $1,862,000, compared to $904,000 in the second quarter of 2004. This increase reflected higher sales both in the U.S. and Germany. Overall product sales for the second quarter of 2005 were $2,619,000, compared with $1,632,000 for the second quarter of 2004. NMP22 BladderChek Test sales accounted for approximately 91% of sales in the NMP22 product line.

The Company reported a loss from operations of $2,035,000 for the quarter ended June 30, 2005, compared with a loss from operations of $2,437,000 for the same period in 2004. This 16% decrease was due mainly to increased sales resulting from the increased staffing of Matritech’s direct-to-the-doctor sales force and sales related support. The Company reported a net loss of $1,384,000 or $0.03 per share for the quarter ended June 30, 2005, compared with a loss of $3,221,000 or $0.08 per share for the same period in 2004. The net loss includes a non-cash gain of $1,213,000 related to changes in the market value of the warrants issued in the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005.

Revenues for the six months ended June 30, 2005 were $4,818,000, compared with $3,116,000 for the six months ended June 30, 2004, an increase of 55%. Revenue recognized from the sales of the NMP22 BladderChek Test increased 104% during the first six months of 2005 to $3,339,000, as compared with $1,638,000 in the first six months of 2004. Overall product sales for the six months 2005 were $4,762,000, compared to $3,018,000 for the first six months of 2004.

The Company reported a loss from operations of $4,200,000 for the six months ended June 30, 2005, compared with a loss of $4,527,000 for the same period in 2004. The Company reported a net loss attributable to common shareholders of $5,107,000, or $0.12 per share, for the six months ended June 30, 2005, compared with a net loss of $5,914,000, or $0.15 per share, for the same period in 2004. The reported net loss attributable to common shareholders for 2005 includes a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005 offset by a non-cash gain of $1,927,000 related to changes in the market value of the warrants issued in the financing.

“We are pleased to report another quarter of robust year-over-year sales growth led by the performance of our NMP22 BladderChek Test,” remarked Stephen D. Chubb, Matritech’s Chairman and Chief Executive Officer. “Continued growth at this rate will result in our achieving our previous guidance of a greater BladderChek Test sales increase in 2005 than in 2004.”

“We continue to see strong interest by urologists in our BladderChek Test. During the second quarter, presentations at the annual meeting of the American Urology Association (AUA) and other published reports demonstrated growing recognition of the medical usefulness of the BladderChek Test,” commented David L. Corbet, President and Chief Operating Officer of Matritech. “These developments lend further momentum to our goal of making the BladderChek Test, along with cystoscopy, part of the standard of care for patients having, or suspected of having, bladder cancer.”

Mr. Corbet further commented, “The recent strong demand for the BladderChek Test has pushed total sales to more than 600,000 tests worldwide. We believe our strengthened U.S. sales force, the growth we plan in our German organization and the increasing awareness of the multiple benefits of the BladderChek Test will result in the cumulative sale of a million BladderChek Tests by early 2006.”

Corporate Highlights include:

•
a report citing the cost effectiveness of the BladderChek Test in detecting bladder cancer. At half the cost of traditional bladder cancer diagnosing methods, its cost effectiveness is comparable to currently accepted cancer screening tests: mammography, PSA, and colonoscopy.

•	four presentations on the BladderChek Test during the May 21-26, 2005 annual meeting of the American Urological Society (AUA).

•	an AUA sponsored CME course on bladder cancer that includes for the first time the BladderChek Test as part of the curriculum.

•
a report, the Business Briefing: European Oncology Review 2005, which indicated “NMP22 BladderChek test in combination with cystoscopy improves the performance of cystoscopy. At every stage of the disease, BladderChek provides a higher sensitivity for the detection of bladder cancer than cytology. [and] While Cystoscopy is macroscopic, NMP22 BladderChek provides a molecular view of the complete urinary tract.”

•
NMP22 BladderChek Test received marketing approval from the Japanese Ministry of Health, Labor and Welfare. Matritech’s Japanese distributor, Medical & Biological Labs. Co., Ltd. (MBL) has begun sales and distribution.

Scheduled Web Cast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, August 2, 2005 to discuss the results of operations for the second quarter and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22®Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements relate to the Company's current expectations regarding future sales of the Company’s products and product acceptance. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, including without limitation risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company’s products, performance of distributors, the impact of competitive products and pricing and health care reform, as well as general business and economic conditions. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --

Matritech, Inc.
Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$2,643,773	$1,682,029	$4,817,642	$3,115,656

Cost of sales	777,208	645,790	1,495,233	1,185,166
Research, development and
clinical expense	703,035	690,333	1,432,785	1,405,779
Selling, general and
administrative expense	3,198,296	2,783,028	6,089,816	5,052,023

Loss from operations	(2,034,766)	(2,437,122)	(4,200,192)	(4,527,312)

Interest income	42,079	29,068	69,454	49,026
Interest expense	603,933	813,207	1,275,583	1,435,219
Mark to market income from warrants	1,212,598	—	1,926,902	—

Net loss	$(1,384,022)	$(3,221,261)	$(3,479,419)	$(5,913,505)

Beneficial conversion feature	—	—	$(1,627,232)	—

Net loss attributable to common shareholders	$(1,384,022)	$(3,221,261)	$(5,106,651)	$(5,913,505)

Basic/diluted
net loss per share	$(0.03)	$(0.08)	$(0.12)	$(0.15)

Basic/diluted
weighted average
number of common
shares outstanding	44,178,048	41,473,897	43,824,736	39,084,829

	June 30,	December 31,
	2005	2004

Cash & cash equivalents	$5,579,907	$4,906,178
Working capital	4,542,886	3,179,745
Total assets	9,120,381	8,245,996
Long-term debt (a)	6,049	377,770
Series A convertible preferred stock	842,614	—
Stockholders' equity	4,203,374	3,394,912

(a) At June 30, 2005 and December 31, 2004 the face value of our current and long-term debt was $1,941,222 and $3,103,991 and the carrying value was $1,160,165 and $1,782,191, respectively.